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July 20, 1998

                           PRIVILEGED AND CONFIDENTIAL

Sarah Jones Farmar
16374 Sandstone Drive
Morrison, CO 80465

Re:      Termination Agreement

Dear Sarah:

GETCHELL Gold Corporation (the "Company") considers it essential to the best interests of the stockholders of the Company to foster the continuous employment of key management personnel. In this connection, the Board of Directors (the "Board") of the Company recognizes that, as is the case with many publicly held corporations and their subsidiaries and parents, the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company.

In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Subsection 2(ii) hereto, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a "Change in Control" of the Company (as defined in Section 2 hereof) under the circumstances described below. This agreement, however, does not otherwise change your employment arrangements and except for the conditions pertaining to a Change in Control, your continued employment continues to be subject to the will of the President and Chief Executive Officer of the Company.

         1.       TERMS OF AGREEMENT

          This Agreement shall commence on the date hereof and shall continue in effect through June 30, 2000; provided, however, if a Change in Control of the Company shall have occurred during the term of this Agreement, this

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          Agreement  shall  continue  in effect  for a period of three (3) years beyond the month in which such Change in Control occurred; provided further, that in no event shall this Agreement extend beyond your normal retirement age unless specifically endorsed to so provide.

         2.       CHANGE IN CONTROL

                  (i) No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a "Change in Control" of the Company are deemed to have occurred if:

                          (A) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"], other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's outstanding securities; or

                          (B) During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period
                                   constitute the Board and any new director
                                   (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (i) of this Subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the
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                                   period or whose election or nomination for
                                   election was previously so approved, cease for any reason to constitute a majority thereof; or

                          (C) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

                          (D) There occurs any "Takeover Event," as such term is defined in the Amended and Restated Long-Term Incentive Plan of the Company, as amended November 4, 1992, or a "Change in Control," as such term is defined in the 1996 Long-Term Equity Incentive Plan of the Company.

                  (ii) For purposes of this Agreement, a "potential Change in Control" of the Company shall be deemed to have occurred if:

                          (A) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company.

                          (B) Any person (including the Company) publicly announces an intention to take or to consider taking actions which, if
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                                   consummated, would constitute a Change in
                                   Control of the Company.

                          (C) Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing nine and a half (9.5%) percent or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such person on the date hereof; or

                          (D) The Board adopts a resolution to the effect that, for purposes of this Agreement, a potential Change in Control has occurred.

You agree that, subject to the terms and conditions of this Agreement, in the event of a potential Change in Control, you will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the occurrence of such potential Change in Control, (ii) the termination by you of your employment by reason of Disability, as defined in Subsection 3(i), or (iii) the occurrence of a Change in Control of the Company.

         3.       TERMINATION FOLLOWING CHANGE IN CONTROL

                  If any of the events described in Subsection 2(i) hereof constituting a Change in Control of the Company have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is
                  (A) because of your death or Disability as defined in Subsection 3(i), (B) by the Company for Cause, or by you other than for Good Reason, in either of which case you shall be entitled to the benefits provided in Subsection 4(ii).

                   (i) DISABILITY. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from
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                           the  full-time  performance  of your  duties with the
                           Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability".

                   (ii) CAUSE. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined in Subsections 3(iv) and 3 (iii), respectively) after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially
                           injurious to the Company, monetarily or    otherwise.
                           For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

                  (iii) GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

                           (A) The assignment to you of any duties inconsistent with your status as a senior manager of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control
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                                    of the Company;

                           (B) A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person or entity which accedes to the business of the Company;

                           (C) The relocation of your principal office to outside the Englewood, Colorado
                                    Metropolitan Area, or the Company's
                                    requiring you to be based anywhere other than in Englewood, Colorado except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

                           (D) The failure by the Company, without your consent, to pay to you any portion of your current compensation except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company and all senior executives of any person or entity which accedes to the business of the Company, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                           (E) The failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the Change in Control of the Company which is material to your total compensation, including but not limited to the Getchell Gold Corporation
                                    Long-Term Incentive Plan, as the plan is
                                    amended from time to time ("the Long-Term
                                    Incentive Plan"), or any substitute plan
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                                    adopted  prior  to the  Change  in  Control,
                                    unless an equitable arrangement (embodied in
                                    an ongoing  substitute or alternative  plan)
                                    has been made with respect to such plan,  or
                                    the failure by the Company to continue  your
                                    participation therein (or in such substitute
                                    or   alternative   plan)  on  a  basis   not
                                    materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control of the Company;

                           (F) The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control of the Company;

                           (G) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof;

                           (H) Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and,
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                                    if applicable, the requirements of
                                    Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective; or

             (iv) Any material breach by the Company of any provision of this Agreement.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness unless such illness constitutes "Disability". Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

             (v) NOTICE OF TERMINATION. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

             (vi)    DATE OF TERMINATION, ETC.  "Date of Termination"
                     shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty
                     (30) day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than fifteen
                     (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or if later, prior to the Date of Termination
                     (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination
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                     shall  be  the  date  on  which  the   dispute  is  finally
                     determined, either by mutual written agreement of the parties by a binding arbitration award, or by a final
                     judgment,   order  or  decree  of  a  court  of   competent
                     jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base
                     salary)  and   continue  you  as  a   participant   in  all
                     compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         4.  COMPENSATION UPON TERMINATION OR DURING DISABILITY

             Following a Change in Control as defined by Subsection 2(i), upon termination of your employment or during a period of disability, you shall be entitled to the following benefits:

             (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness that does not constitute Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Long-Term Incentive Plan or other plan during such period, until this Agreement is terminated pursuant to
                     Section 3(i) hereof. Thereafter, or in the event your employment shall be terminated, or by reason of your death, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs;
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             (ii)    If your employment shall be terminated by the Company for
                     Cause or by you other than for Good Reason, or for Disability or death, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement;

             (iii) If your employment by the Company shall be terminated (a) by the Company other than for Cause or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

                     (A) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below.

                     (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, a lump sum severance payment (together with the payments provided in Paragraph E below and any payment you may receive pursuant to Paragraph D below, the "Severance
                              Payments") equal to 1.5 times the sum of (i) your annual base salary and (ii) bonuses, averaged over the three (3) years (or such portion of the three (3) years during which you actually were employed by the Company) prior to the occurrence of the circumstances giving rise to the Notice of Termination.

                     (C) Health plan, dental plan, life insurance plan and long-term disability plan coverage in
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                              effect on the Date of  Termination  will  continue
                              for a period of twenty four (24) months from the Date of Termination.

                     (D) Except for Incentive Stock Options ("ISO's") which are hereby specifically excluded, in lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of outstanding options ("Options"), granted to you under the Company's
                              Long-Term Incentive Plan as amended from time to time, or any other plan then in effect (which Options shall be canceled upon the making of the payment referred to below), unless you notify the Company by giving notice in accordance with Section 6 hereof within fifteen (15) days after receipt of Notice of Termination that you do not wish such payment, the Company shall pay to you not later than the fifth day following the Date of Termination, an amount in cash equal to the product of (i) the difference (to the extent that such difference is a positive number) obtained by subtracting the per share exercise price of each Option held by you whether or not then fully exercisable from the higher of
                              (A) the closing price of Company Shares as reported on the American Stock Exchange on the Date of Termination, or (B) the highest per share price for Company Shares actually paid in connection with any Change in Control of the Company, or (C) the highest per share price payable under the terms of the Company's Long-Term Incentive Plans as amended from time to time and (ii) the number of Company Shares covered by each such Option.

                     (E) The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided hereunder).

                     (F) In the event that you become entitled to the payments (the "Severance Payments")
                              provided under paragraphs (B),(D), and (E)
                              above, or to any other payments or benefits
                              received or to be received by you in
                              connection with a Change in Control or your
                              termination of employment (whether
                              pursuant to the terms of this Agreement or
                              any other plan, arrangement or agreement
                              with the Company) any person whose actions
                              result in a Change in Control or any person
                              affiliated with the Company or such person
                              (collectively with the Severance Payments,
                              the "Total Payments) if any of the Total
                              Payments will be subject to the tax (the
                              "Excise Tax") imposed by Section 4999 of
                              the Code, the Company shall pay to you at
                              the time specified in paragraph (G), below,
                              an additional amount (the "Gross-Up
                              Payment") such that the net amount retained
                              by you, after deduction of any Excise Tax on
                              the Total Payments and any federal income
                              tax and Excise Tax upon the payment
                              provided for by this paragraph, shall be
                              equal to the Total  Payments.  For purposes
                              of determining whether any of the Total
                              Payments will be subject to the Excise Tax
                              and the amount of such Excise Tax, (i) the
                              Total Payments shall be treated as "parachute payments" within the meaning of Section
                              280G(b)(2) of the Code, and all "excess
                              parachute payments" within the meaning of
                              Section 280G(b)(2) of the Code, and all
                              "excess parachute payments" within the
                              meaning of Section 280G(b)(1) shall be
                              treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
                              Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of
                              (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in

                              Excise Tax and/or a federal income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment, the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                     (G)      The payments provided for in paragraphs
                              (B), (D), and (F) above, shall be made not later than the fifth (5th) day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the
                              Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

              (vi) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

              (vii)   In addition to all other amounts payable to you under this
                      Section 4, you shall be entitled to receive all benefits payable to you under the 401(k) Thrift Plan, and any other plan or agreement relating to retirement benefits.

         5.       RELATIONSHIP WITH LONG-TERM INCENTIVE PLAN

              In the event of an inconsistency between the terms of this Agreement and the terms of the Company's Long-Term Incentive Plans, the terms of this Agreement shall control.

         6.       SUCCESSORS: BINDING AGREEMENT

               (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     7.       NOTICES

           For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     8.       MISCELLANEOUS

           No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to Sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such Sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

      9.   VALIDITY

           The invalidity or unenforceable ability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10.   COUNTERPARTS

           This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely yours,

GETCHELL GOLD CORPORATION

/s/ G. W. Thompson
G. W. (Bill) Thompson
President and Chief Executive Officer

GWT:mim






ACCEPTED AND AGREED to on this 20 day of July, 1998.


/s/ Sarah Jones Farmar
Sarah Jones Farmar